FORM OF

AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

THIS AMENDMENT TO CONVERTIBLE PROMISSORY NOTE (the “Amendment”) is made effective as of August __, 2017 (the “Effective Date”) by and between EXOlifestyles, Inc., a Nevada corporation (the “Company”) and [__] (the “Holder”) (collectively the “Parties”).

BACKGROUND

A. The Company and Holder are the parties to that certain Convertible Promissory Note originally issued by the Company to the Holder on [__] (the “Note”)

B. The principal balance of the Note is $ [__] as of the Effective Date and the accrued and unpaid interest on the Note is $[__] as of March 31, 2017 (collectively, the “Indebtedness”); and

C. In exchange for the Holder’s waiver of an existing event of default under Section 8 of the Note relating to the Company’s failure to pay the Note in full upon Maturity (the “Triggering Event”) and such other good and valuable consideration provided for in this Amendment.

D. The Parties desire to amend the Note as set forth below and take such further action as set forth below as part of the Company’s efforts to more closely unify the rights of holders of its convertible debt and other convertible instruments.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Section 4 of the Note shall be amended to include the following additional section:

Section 5. Automatic Conversion.

a)	The Indebtedness, less any amounts converted by the Holder after the Effective Date (the “Net Indebtedness”) shall automatically convert into shares of the Common Stock at the Conversion Price (as hereinafter defined) without any action of the Holder immediately following the effective date Articles of Amendment to the Company’s Articles of Incorporation which increases the number of the Company’s authorized shares of Common Stock or upon completion of a reverse stock split so that there are a sufficient number of shares of Common Stock to permit a full conversion of the amounts due under the Note (the “Conversion Condition”). The number of shares of Common Stock shall be determined by dividing Net Indebtedness by the Conversion Price. Promptly after occurrence of the Conversion Condition, the Company shall issue to the Holder a certificate representing the number of shares of Common Stock issued pursuant to the automatic conversion provision set forth in this Section 4(e)as determined in accordance herewith.

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b)	Conversion Price; Number of Shares. The conversion price shall be $0.0489 per share, after giving effect to an anticipated 1:50 reverse stock split (the “Reverse Split”) of the Company’s Common Stock (the “Conversion Price”), subject to further adjustment from time to time upon the happening of certain events as set forth below. Assuming the Holder does not elect to make any conversions after the Effective Date, the number of shares of Common Stock to be issued upon conversion of this Note after giving effect to the Reverse Split is anticipated to be [__] shares plus such other additional shares issued to cover the accrued but unpaid interest on the principal balance of this Note.

c)	In the event the Conversion Condition does not occur by September 30, 2017, this Note shall be deemed to be in default and the Holder may elect to pursue any remedies available to it under law, including, but not limited to requiring immediate payment of the principal amount due under this Note, plus accrued interest and any other amounts due hereunder without discount or reduction of any sort as may be provided for elsewhere in this Amendment.

2. Extension of Maturity Date. The Maturity Date of the Note shall be extended for a period of sixty (60) days from the Effective Date.

3. Reserved.

4. Forbearance and Waiver. Subject to the terms and conditions herein, the Holder agrees that it will forbear from exercising any of its rights or remedies under the Note as the result of the Triggering Event. Furthermore, the Holder hereby waives any right to receive interest on the Note after March 31, 2017.

5. Governing Law and Venue.

a.	Except in the case of the Mandatory Forum Selection provisions in Section 5(b) below, which clause shall be governed and interpreted in accordance with Florida law, this Amendment and the Note has been delivered and accepted in and shall be deemed to be a contract made under and governed by the internal laws of the State of Nevada, and for all purposes shall be construed in accordance with the laws of such State, without giving effect to the choice of law provisions of such state. This Amendment and the Note shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof.

b.	The Company and Holder each irrevocably agrees that any dispute arising under, relating to, or in connection with, directly or indirectly, this Note or related to any matter which is the subject of or incidental to this Note (whether or not such claim is based upon breach of contract or tort) shall be subject to the exclusive jurisdiction and venue of the state and/or federal courts located in Palm County, Florida; provided, however, Holder may, at the Holder’s sole option, elect to bring any action in any other jurisdiction. This provision is intended to be a “mandatory” forum selection clause and governed by and interpreted consistent with Florida law. The Company and Holder each hereby consents to the exclusive jurisdiction and venue of any state or federal court having its situs in said county, and each waives any objection based on forum non conveniens. The Company hereby waives personal service of any and all process and consent that all such service of process may be made by certified mail, return receipt requested, directed to the Company, as set forth herein in the manner provided by applicable statute, law, rule of court or otherwise. Except for the foregoing mandatory forum selection clause, all terms and provisions hereof and the rights and obligations of the Company and Holder hereunder shall be governed, construed and interpreted in accordance with the laws of the State of Nevada, without reference to conflict of laws principles.

6. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Note and the Subscription Agreement, where applicable. All initial capitalized terms used in this Amendment shall have the same meaning as set forth in the Note unless otherwise provided. Except as specifically modified hereby, all of the provisions of the Note, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

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SIGNATURE PAGE TO NOTE AMENDMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

EXOlifestyles, Inc.		[__]

By:	/s/ Vaughan Dugan	By:
Vaughan Dugan
	Chief Executive Officer	Name:

Title:

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